New York Analyst Meeting November 2, 2006
Good afternoon!
I am Russ Strobel, Chairman, President and Chief Executive Officer of Nicor.
With me today are Rick Hawley, Chief Financial Officer and Mark Knox, Director of Investor Relations.

Agenda Long-term Objectives Business Overview and Strategies Financial Update Wrap-up
Here is today’s agenda.
I’ll briefly cover our long-term objectives and give an overview of our businesses.
Rick will then follow with an update on our financial performance.
I’ll then return to wrap things up and we’ll take your questions.

Caution Concerning Forward- Looking Statements This speech includes certain forward-looking statements about the operations and earnings expectations of Nicor Inc., its subsidiaries and other affiliates. Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Factors that could cause materially different results can be found in Nicor's most recent periodic report filed with the Securities and Exchange Commission.
Due to requirements around non-selective disclosure we will address only questions concerning matters that have been previously made public and broadly disseminated.
Please keep this in mind when asking your questions and considering our responses.

Primary Businesses Containerized Shipping Wholesale Energy Services Retail Services Gas Distribution
As most of you know, Nicor continues to be built on the foundation of two core businesses.
•	Our natural gas distribution segment, Nicor Gas, and

•	Our containerized shipping segment, Tropical Shipping.
We also have other energy-related businesses, which are built on the:
•	assets,

•	expertise,

•	customer base,

•	reputation, and

•	location of Nicor Gas.

Financial Objectives Key Strategies Steady earnings growth Maintain high returns on equity Pay solid dividend Rebuild earnings at Nicor Gas Continue to expand our shipping operations Develop new products and services and expand geographically in our retail energy businesses Capitalize on capabilities of our wholesale energy services business Maintain our financial strength Objectives and Strategies
Over the years, we have remained committed to three simple objectives:
•	providing steady earnings growth,

•	maintaining high returns on equity, and

•	paying a solid dividend.
To achieve these objectives, we are committed to actions that will improve our performance:
•	Grow our core businesses by rebuilding earnings at Nicor Gas and further expanding our shipping operations,

•	Develop new products and services; and expand geographically in our retail energy businesses,

•	Capitalize on the capabilities of our wholesale energy services business and

•	Maintain our financial strength.

Business Strategies Approach Disciplined and systematic Synergies and strategic fit with core businesses Foundation Strong financial position Large customer base Strategic locations and assets Successful unregulated businesses Solid management team
Our approach to grow our business over the long-term has been and will remain disciplined and systematic.
Any opportunities we pursue will have a direct synergy and strategic fit with our core businesses.
I believe we have several factors that will contribute to our long-term success including:
•	a strong financial position,

•	large customer base,

•	strategic locations and assets, and

•	successful unregulated businesses.
Supporting these distinguishing qualities is a solid and diverse management team.
Let me now discuss our businesses and strategies in more detail.

Rockford Bloomington Naperville Joliet Chicago Peoria Springfield Nicor Gas Profile Gas distribution 2.1 million customers Diverse customer base Customer growth Premium service territory Operating efficiency Significant supply assets Strategic location Solid balance sheet
Our primary business is Nicor Gas.
•	Nicor Gas is one of the largest natural gas distributors in the nation

•	We serve over 2.1 million customers in northern Illinois — excluding the city of Chicago.

•	We have a reputation for providing safe, reliable, cost effective service.

•	We serve a good market for natural gas:
•	with a diverse mix of industries,

•	consistent growth in customers, and

•	a high demand for space heating.
•	We have a long history of low base rates.

•	We are at or near the top for most efficiency measures in our industry.

•	We have significant underground storage assets — about 150 BCF of annual storage capacity.

•	We are strategically located on the nation’s Midwest natural gas pipeline grid— with access to 8 interstate pipelines.

•	And we have a strong balance sheet.

Business Environment Key Strategies Obtained rate relief in fall of 2005 High gas prices and volatility Demand erosion Increased costs of doing business Manage controllable cost increases Improve operating effectiveness Evaluate potential rate relief mechanisms Provide quality customer service Nicor Gas
In the fall of 2005, the Illinois Commerce Commission granted Nicor Gas an annual increase in base rates.
We estimate the actual annual net revenue increase is about $30 million.
Our rate increase was a positive step towards rebuilding the earnings levels of Nicor Gas.
However, like most LDCs, Nicor Gas continues to operate in a challenging business environment.
Most notably, high and volatile natural gas prices, which can impact our business in many ways —
•	Residential customers are more apt to conserve energy and purchase new energy-efficient heating systems,

•	Demand diminishes; and

•	Bad debt and other operating costs increase.
Nicor Gas’ cost of business, exclusive of the affects of gas prices, have also increased, due in large part to higher depreciation, health care, labor and compliance-related costs.
Many of the same factors impacting all industries.
To address these conditions, we have heightened our focus on managing operating costs we can control and on improving the overall effectiveness of our operations.
This renewed focus is already producing meaningful results and has created an enhanced environment to encourage and promote creative thinking by our employees for reducing costs and improving work processes.
We will also continue to monitor the regulatory environment with the goal of seeking appropriate rate relief mechanisms that would allow us to mitigate the impact of higher natural gas costs and reduce earning volatility.
While managing our results for our investors, we will also maintain our pledge to provide quality customer service.

Headquarters and terminal Ports served Containerized shipping in the Caribbean and Bahamas High market shares in ports served Excellent reputation Strong margins and good internal cash flow Experienced management team Tropical Shipping
Our second largest business is Tropical Shipping.
Tropical Shipping is:
•	A major carrier of exports from the U.S. east coast and Canada to the Caribbean and Bahamas.

•	It is one of the largest transporters of containerized cargo in its service territory.

•	It is a niche player with assets customized for its region.

•	It has leading market shares in most of the ports it serves.

•	It is built on a reputation for on-time, high-quality service.

•	It generates strong margins with good internal cash flow.

•	And, it has an experienced and capable management team.

Business Environment Key Strategies Positive economic conditions Tax reorganization benefits Fuel prices Stricter compliance- related requirements Ongoing competition Global trading patterns Continue to grow and expand the business Strategic niche acquisitions Grow LCL and insurance businesses Take advantage of new trans-shipment opportunities Improve productivity and service delivery Tropical Shipping
Tropical earnings are expected to remain strong as we look forward —
•	Average shipping rates have remained strong, and

•	The economic outlook in our service territory continues to be positive.
We have also taken steps pursuant to provisions of the American Jobs Creation Act that is reducing the federal income tax impact on Tropical’s ongoing earnings — Rick will discuss this in more detail shortly.
Despite these upside potentials, Tropical’s performance could face challenges from –
•	Increases in fuel prices (may impact island customer inventory levels and imports),

•	Higher costs caused by stricter homeland security requirements,

•	Ongoing competition and its impact on rates,

•	And changes in global trading patterns (caused by homeland security constraints, more direct purchases from Far East, and higher U.S. duty rates compared to Caribbean produced goods).
Still, over the years, Tropical has been able to grow its business through a combination of —
•	Opportunistic expansion, and

•	Niche acquisitions.
Going forward, the company plans to continue with this approach and expects to further increase its market position by
•	Growing its less-than-container-load and cargo insurance businesses,

•	Capitalizing on new interisland trans-shipment opportunities caused by changes in global trading patterns,

•	Improving productivity, and enhancing service-related activities company-wide.

Other Energy-Related Ventures - Retail Services Rockford Bloomington Naperville Joliet Chicago Peoria Springfield HVAC services Nicor Services - provider of energy-related products and services service line protection warranty products HVAC and replacement services call center services Nicor Solutions - utility-bill management products
Let me now turn to our other energy-related ventures, starting with our retail energy businesses.
Our main businesses under the retail services platform are Nicor Services and Nicor Solutions.
These businesses offer a range of energy-related products and services including:
•	warranty contracts on residential heating and cooling systems,

•	utility billing management products,

•	HVAC-related services, and

•	call center activities.
Earlier this year, we formed another new business — a certified alternative gas supplier in Illinois that offers commodity-based products.
Driven in large part by new customer contracts and new product offerings, these businesses have made meaningful contributions to our overall earnings in recent years and their outlook for continued growth remains positive.
We also get another benefit from our other energy-related ventures. One of our utility-bill management products, offered through our retail businesses, provide a natural and partial offset to the weather risk at our gas distribution business. The amount of the offset will vary depending on a number of factors, but for the 2006 nine-month period it offset a little more than 50 percent of our utility’s weather impact.

Other Energy-Related Ventures - Wholesale Energy Services Enerchange - wholesale natural gas marketing provides Retail commodity support hub administration Nicor Gas' storage and transportation services Wisconsin Iowa Kentucky Indiana Missouri Illinois Nicor Gas Service Area Interstate Pipelines Nicor Transmission System Nicor Storage Fields
We also have wholesale supply-related businesses.
Our wholesale energy services platform consists of two businesses — Nicor Enerchange and Horizon Pipeline
Nicor Enerchange focuses on contracting, acquiring and utilizing midstream assets along corridors to Midwest markets.
Specifically, Enerchange engages in the wholesale marketing of natural gas supply related services to others including intrastate and interstate pipelines, LDC’s, power generators, natural gas marketers and brokers, and end-users.
Enerchange also —
•	Manages financial derivatives and procures commodity to support our retail services products (i.e. fixed bill and commodity-based product), and

•	Administers the marketing of transportation and storage services using underutilized storage assets of our Chicago Hub — a Nicor Gas business that provides interruptible transportation and storage services to LDC’s and interstate pipeline shippers.
By bundling commodity with natural gas transportation and storage, Enerchange customizes services that provide added value to customers.

Retail Services Wholesale Services Increase market share of existing products and services Develop new products and services Expand into new markets Improve operating efficiencies and effectively manage risks Optimize the use of supply-related assets Expand storage and transmission capabilities Build a commercial and industrial end-user customer base Acquire, contract or develop new assets Support our retail commodity products Other Energy-Related Ventures - Strategies
Overall, our other energy-related ventures are a key component of our business strategies.
For our retail services, we are taking a structured approach to developing this segment by:
•	increasing the market share of current products and services in Nicor’s existing territory,

•	developing new products and services,

•	evaluating expansion opportunities into areas outside of our existing territories, and

•	continuing to improve operating efficiencies and effectively managing risks.
For our wholesale energy services, we want to optimize the use of storage and transmission assets to improve our long-term earnings.
Additional opportunities for growing this business may exist by:
•	expanding the geographic reach of our storage and transmission capabilities,

•	building a commercial/industrial end-user customer base in our utility’s territory,

•	acquiring, contracting or developing new assets (like we did with the Horizon Pipeline — our 50/50 joint venture with Natural Gas Pipeline Company of America), and/or

•	providing support for our retail company’s commodity products,
Let me now turn things over to Rick for a financial update.

Financial Update Nine Months Ended EPS 2006 2005 Reported diluted EPS 1.57 1.67 Absent noteworthy items 1.74 1.26
Thanks Russ.
Yesterday, we reported nine months 2006 earnings per share of $1.57 down compared to $1.67 reported in the same 2005 period. Both years included the impacts of noteworthy items.
2006 results for the nine-month period included the effects of a first quarter pretax cost recovery associated with a mercury repair and inspection program of about $4 million ($.05 per share after-tax) and a second quarter charge associated with a SEC inquiry of $10 million ($.22 per share after-tax). Absent the impact of these items, 2006 nine-month results would have been $1.74 per share. 2005 results for the nine-month period included $29.9 million pretax ($.41 per share after-tax) of D&O insurance recoveries, including earnings thereon, net of a shareholder derivative settlement; absent these items, 2005 nine-months results would have been $1.26 per share.
Excluding the noteworthy items, earnings for the 2006 nine-month period, compared to 2005, reflected higher operating results in our gas distribution and other energy-related businesses, higher corporate operating income, increased equity investment income and net income tax benefits resulting from the reorganization of certain shipping and related activities effective in January 2006, to take advantage of certain provisions of the American Jobs Creation Act; partially offset by lower operating results in our shipping business.

Impact of American Jobs Creation Act Repatriated $132 million of foreign earnings in December 2005 Fourth quarter 2005 financial statements included a tax benefit from the repatriation of $17 million Effective January 1, 2006, Tropical's operations were reorganized to provide the opportunity to reduce the federal income tax impact on its ongoing earnings
Let me briefly discuss the impact of the American Jobs Creation Act.
The Jobs Act contained a provision through December 31, 2005, that established favorable tax treatment for companies like Tropical that repatriate retained earnings of their foreign affiliates by providing, on a one-time basis, for the potential to pay federal income taxes at a rate of 5.25% on certain repatriated earnings versus a rate of 35% in 2005.
During December 2005, Tropical Shipping repatriated approximately $132 million of cumulative undistributed foreign earnings under provisions of the Jobs Act. Our fourth quarter financial statements reflected a federal income tax benefit resulting from the repatriation of $17 million (about 38 cents per share). The repatriated earnings will be used for qualifying purposes including non-executive compensation and capital projects of our U.S. subsidiaries.
In addition to this one-time tax benefit, certain provisions of the Jobs Act impact income taxes related to the ongoing earnings of foreign subsidiaries of our shipping business. Effective January 1, 2006, we reorganized certain shipping and related operations principally to take advantage of provisions of the Jobs Act providing an opportunity to minimize the federal income tax impact on its ongoing earnings. Essentially the reorganization involved the transfer of certain assets and personnel, principally from U.S. companies to the offshore subsidiaries.
As a result of that reorganization, to the extent shipping earnings are not repatriated to the U.S., such earnings are not subject to current federal taxation. In addition, to the extent such earnings are determined to be indefinitely reinvested offshore, no deferred income tax will be recorded. Income tax expense has not been provided on approximately $17 million of shipping earnings in the nine month ended period of 2006 that are expected to be indefinitely reinvested offshore.
Specifically, in connection with the aforementioned activities, a net benefit of approximately $6.0 million was recorded in the first quarter of 2006 from elimination of certain deferred taxes. We also expect to incur approximately $5 million in current tax expense associated with these reorganization activities, $3 million of which has been recognized in the nine-month ended period.

2005 Rate Order * (WACC) Granted Return on Equity 10.51% Return on Rate Base* 8.85% Capital Structure Equity 56% Preferred - Debt 44% Rate Design Changes - Shifting of certain revenues and credits between base rates and the PGA rider 10-year weather versus 30-year weather
Before I turn to our 2006 outlook.
As we discussed in great detail in the past, in the fall of 2005, the Illinois Commerce Commission approved an increase of approximately $30 million in Nicor Gas’ base rates.
The major terms of the ICC’s order can be seen on this slide.
Among other things, the ICC granted us returns on equity and returns on rate base of 10.51% and 8.85%, respectively, amounts that were not unreasonable then and now. The ICC also granted us our proposed capital structure, consisting of equity, long-term debt and preferred stock.
The final rate order also included certain rate design changes. Two of the more significant items, related to the shifting of certain revenues and credits between base rates and the PGA rider.
Specifically, our Chicago Hub revenue is now credited to the PGA rider and certain storage-related costs are now recovered through base rates, instead of the PGA rider.
With the rate case, our current rates were reset based on operating costs at 2005 levels. This is important as it sets our cost recoveries a more current levels versus the levels of a decade ago.

Financial Update 2006 Financial Outlook The earnings per share estimate provided in our 2006 third quarter earnings announcement on November 1, 2006 indicated a range of $2.48 to $2.68. That estimate included a net negative impact of $.17 per share comprised of a second quarter charge for a SEC inquiry ($.22 per share) and a first quarter mercury- related cost recovery ($.05 per share). Excluding the impact of these items, that estimated diluted earnings per share was $2.65 to $2.85. Consistent with prior guidance, the estimates assumed, among other things, normal weather for the remainder of the year and excluded any impacts associated with fair value accounting adjustments, the ICC’s PBR/PGA review or other contingencies
Regarding our 2006 outlook, we indicated in our third quarter 2006 earnings release and conference call yesterday, that our 2006 earnings per share estimate will be in the range of $2.48 to $2.68. That estimate included a net negative impact of $.17 per share comprised of a second quarter charge for a SEC inquiry ($.22 per share) and a first quarter mercury-related cost recovery ($.05 per share). Excluding the impact of these items, estimated diluted earnings per share was $2.65 to $2.85.
Those estimates were raised from our earlier earnings per share guidance of $2.28 to $2.48 (including the impact of the noteworthy items) or $2.45 to $2.65 (excluding the impact of the noteworthy items) provided in our second quarter earnings release.
Consistent with prior guidance, our annual outlook excluded, among other things, any future impacts associated with the ICC’s Performance-Based Rate plan/Purchased Gas Adjustment review and other contingencies. Our estimate also did not reflect the additional variability in earnings due to fair value accounting adjustments in our businesses and other impacts that could occur because of future volatility in the natural gas markets. While these items could materially affect 2006 earnings, they are not currently estimable. Our 2006 estimate also assumed normal weather for the remainder of the year.
As a reminder, we will only provide updates to annual earnings guidance as part of our quarterly and annual earnings releases.
That concludes my remarks, let me now turn things back to Russ for a wrap-up.

Key Messages Nicor is financially strong Rising costs and high and volatile gas prices are pressuring gas distribution results Strategic locations and assets provide a foundation for revenue opportunities Decisive actions have been taken to rebuild the earnings at our primary business through rate relief and a renewed focus on cost control Non-utility businesses are performing well and all anticipate earnings growth Experienced leadership team Remain focused on customer satisfaction and good corporate citizenship Wrap-Up
Thanks Rick
In closing, let me stress that Nicor is a financially strong company. Like many others in our industry, we continue to face earnings challenges.
Cost increases, especially those impacted by high and volatile natural gas prices, can negatively impact results at Nicor Gas.
Despite this environment, we believe that Nicor is positioned for long-term success.
Our financial strength, strategic location and assets provide an excellent foundation for revenue generating activities.
We have also taken an important step towards rebuilding the earnings base at Nicor Gas through rate relief and a renewed focus to manage controllable operating costs.
In addition, our non-utility businesses continue to perform solidly and we will continue to grow these businesses prudently.
Supporting these distinguishing qualities is an experienced management team and dedicated employees who have a passion for —
•	providing quality customer service,

•	developing new and profitable service offerings, and

•	supporting our efforts to be a good corporate citizen.

Visit our website: www.nicor.com
I thank you for your interest in our company and will now open the floor for questions.